AGREEMENT

FOR THE EXCHANGE OF SECURITIES

By and Among

INELCO CORPORATION
a Nevada corporation

and

GORSKI RELAPSE PREVENTION
ENVIRONMENTS, INC.
a Florida corporation

and

INTERNATIONAL WOOD CORPORATION
a Colorado corporation

AGREEMENT FOR THE EXCHANGE OF SECURITIES

This Agreement for the Exchange of Securities (the "Agreement") is dated as of this 18th day of July, 2013, (the "Effective Date") by and among on the one hand, **INELCO CORPORATION**, a Nevada corporation, with offices of record at 2450 Hollywood Blvd., Suite 708, Hollywood, Florida 33020, ("INLC"), and on the other hand, **INTERNATIONAL WOOD CORPORATION**, a Colorado corporation, with offices at 1720 Harrison Street, Penthouse A, Hollywood, Florida 33029 ("IWC"), and the majority shareholder of IWC, Gorski Relapse Prevention Environments, Inc., a Florida corporation (the "Gorski").

(INLC, IWC, and Gorski may be referred to herein as a "party" and collectively as the "parties".)

RECITALS

WHEREAS, INLC desires to acquire from Gorski nineteen million, four hundred and twenty-one thousand, four hundred and forty-four (19,421,444) shares of IWC, (the "IWC Shares"), which represent a majority, specifically seventy-seven and one-tenth percent (77.10%) of the issued and outstanding capital stock of IWC in return for which Gorski shall receive one hundred and sixty million (160,000,000) shares of common stock of INLC (the "INLC Shares") in exchange for the IWC Shares (the "Share Exchange") as defined hereinafter; and

WHEREAS, Gorski agrees to the Share Exchange pursuant to the terms and conditions of this Agreement; and

WHEREAS, as a result of the Share Exchange, IWC shall be acquired by INLC and become a majority-owned subsidiary of INLC pursuant to the terms of this Agreement (the "Acquisition"); and

WHEREAS, the Board of Directors of INLC, Gorski and IWC deem it advisable and to the advantage of each Corporation that IWC become a majority-owned subsidiary of INLC on the terms and conditions provided in this Agreement and in accordance with the laws of the State of Nevada; and

WHEREAS, the Boards of Directors of INLC, Gorski and IWC have recommended to each corporation's respective shareholders that the Acquisition be approved by a vote of each corporation's shareholders, which vote and approval has been attested hereto by shareholder resolution of each Corporation and the Shareholders, each of which is to be provided at Closing (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, INLC, IWC and Gorski have agreed, and t do hereby agree to the Acquisition on the terms and conditions stated below.

ARTICLE I

Fundamental Terms and Conditions

1.1 Acquisition. At Closing:

a) IWC shall become a majority-owned subsidiary of INLC.

b) INLC shall succeed, without other transfer, to all the rights and property of IWC, including its 100%-owned subsidiary, Norwest S.A., wherein both IWC and Norwest S.A. are 100% owned by INLC, and shall be subject to all the debts and liabilities of IWC and its subsidiary Norwest S.A. in the same manner as if INLC had itself incurred them. All rights of creditors and all liens on the property of each corporation shall be preserved unimpaired, limited in lien to the property affected by the liens immediately prior to the Share Exchange. .

c) INLC will operate the business of IWC and its subsidiary, Norwest S.A., under the new Board of Directors of INLC.

d) Gorski shall surrender all of their IWC Shares in the manner hereinafter set forth to INLC.

e) In exchange for the IWC Shares, surrendered by Gorski, INLC will issue and transfer to the Shareholders, on the basis set forth in Section 1.2, shares of its restricted common stock; and

f) All third party shareholders of INLC will retain their shares of INLC.

1.2 Share Exchange. At Closing, the method of executing the acquisition shall be as follows: nineteen million, four hundred and twenty-one thousand, four hundred and forty-four (19,421,444) shares of the outstanding capital stock of IWC will be exchanged for one hundred and sixty million (160,000,000) restricted shares of common stock of INLC which shall be included as part of the total issued and outstanding common stock of INLC on its books and records, to reflect the ownership interest of the Shareholders as defined on the attached Schedule A after the Closing. The certificates representing the shares of stock of IWC shall be surrendered to INLC on the date of Closing.

1.3 Record Date of Acquisition. The record date of the Acquisition shall be the Effective Date of this Agreement.

1.6 Exemption from Registration. The parties hereto intend that all INLC Shares shall be restricted pursuant to Rule 144, and exempt from the registration requirements of the Securities Act of 1933, as amended.

ARTICLE II

Representations and Warranties of IWC

IWC hereby represents and warrants to INLC that:

2.1 Organization. IWC is a corporation duly organized, validly existing and in good standing under the laws of Colorado and has all necessary corporate powers to beneficially control and own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the political geographic locales where its business requires qualification.

2.2 Certain Agreements. IWC is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of IWC (a "Material Adverse Effect").

2.3 Capitalization. The authorized capital of IWC consists of 50,000,000 shares of common stock, $0.0001 par value, of which 25,189,201 shares are issued and outstanding as of July 18, 2013, and no shares of preferred stock. No designations or preferences have been filed with the State of Colorado as of the date of Closing for any preferred stock. All of the shares outstanding are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating IWC to issue any additional shares of any class.

2.4 Subsidiaries/Operating Divisions. As of the date of this Agreement, IWC has one subsidiary: NORWEST SA, a company organized under the laws of Brazil. IWC does not own any interest in any other enterprise (whether or not such enterprise is a corporation).

2.5 Directors and Executive Officers. The names and titles of the directors and executive officers of IWC are as follows:

Name	Position
Omar Amanat	Chairman of the Board
Elliott Sassoon	President, Director
Roy I. Schwartz, CPA	Treasurer, Director
Esther Bittleman	Secretary, Director
Harvey Scholl, Esq.	Chief Operating Officer, Director
Barry Ware	Asst. Secretary, Director
Helena Houdova	Director

Peak Venture Partners	Director
Sean L. Sullivan	Director

2.6 Compliance with Laws. To the best of Gorski's knowledge, Gorski and IWC have complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

2.7 Authority. The Board of Directors of Gorski has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and IWC has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and bindirfg obligation of IWC and is enforceable in accordance with its terms and conditions.

2.8 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Gorski and the performance by Gorski of its obligations hereunder in the time and manner contemplated is subject to the original purchase agreement between Sassoon and Gorski and otherwise will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which IWC is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of IWC, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of IWC.

2.9 Undisclosed Liabilities. As of the date of Closing, Gorski represents that IWC has limited debts of approximately $250,000 to various banks and private parties and Norwest S.A. has liens of approximately $850,000 in Brazil and no other known debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to INLC in writing not later than the Closing of this Agreement, or as stated in the audited financial statements as of a mutually agreed to date between IWC and INLC immediately prior to Closing, and as of December 31, 2012 (collectively, the "IWC Financial Statements"). The IWC Financial Statements shall present fairly, in all material respects, the financial condition of IWC.

2.10 Tax Returns. Gorski represents that as neither Gorski nor IWC has not been required to file tax returns, within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable other than negotiated franchise tax fees due the successor corporation in Delaware.. The provisions for taxes, except those listed in this section, if any, are accurately reflected in the IWC Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to INLC in writing prior to

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Closing.

2.11 Litigation and Complaints.

a) IWC is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of IWC, threatened against or by IWC. To the best of IWC's knowledge, there are no matters or circumstances which are likely to give rise to any such litigation or arbitration proceedings by or against IWC.

b) IWC is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of IWC's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

2.12 Absence of Changes. Since the date of the Financial Statements, there has not been any change in financial condition or operations of Gorski and IWC except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse other than the liens disclosed herein for Norwest S.A.

2.13 Indemnification. IWC agrees to indemnify, defend and hold INLC harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against INLC which arise out of, or result from (i) any breach by IWC in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by IWC under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by IWC in this Agreement.

2.14 Restricted Securities. IWC acknowledges that all of the INLC Shares to be issued by INLC shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933, as amended.

2.15 Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of IWC has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

2.16 Full Disclosure. None of the representations and warranties made by IWC herein, certificate or memorandum furnished or to be furnished by IWC, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

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ARTICLE III
Representations and Warranties of INLC

INLC represents and warrants to IWC that:

3.1 Organization. INLC is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2 Certain Agreements. INLC is not in default of any contract, agreement, undertaking or arrangement to which it is bound wherein such default could be reasonably expected to have a material adverse effect on the business, assets, properties, operations, results of operations, condition (financial or otherwise) or prospects of INLC (a "Material Adverse Effect").

3.3 Capitalization. The authorized capital of INLC consists of 5,000,000,000 common shares, $0.001 par value per share, of which 1,660,351 shares are issued and outstanding as of July 18, 2013, and 10,000,000 shares of authorized shares of preferred stock, $.001 par value per share, of which 1,150,000 shares are issued and outstanding as of July 18, 2013. All of the outstanding capital stock of INLC is duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating INLC to issue any additional shares of any class other than those listed in Financial Statements of the Company.

3.4 Subsidiaries/Operating Divisions. At the time of Closing, INLC will have two subsidiaries, both Florida corporations: NexPhase Lighting, Inc., and Cyber Centers Worldwide Corporation.

3.5 Directors and Executive Officers. The name and title of the director and executive officer of INLC prior to Closing are as follows:

Name	Position
Yosef Baruch	President, Treasurer, Director

3.6 Compliance with Laws. To the best of INLC's knowledge, INLC has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

3.7 Authority. The Board of INLC has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and INLC has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of INLC and is enforceable in accordance with its terms and conditions.

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3.8 Undisclosed Liabilities. As of the date of Closing, INLC shall have no debts, liabilities, liens or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the date of Closing, or any transaction, series of transactions, action or inaction occurring on or prior to the date of Closing, or any state of facts or condition existing on or prior to the date of Closing (regardless of when such liability or obligation is asserted) except such debts, liabilities or obligations that have been disclosed to IWC prior to the Closing of this Agreement, or as stated in the audited financial statements as of a mutually agreed to date between INLC and IWC immediately prior to Closing, and as of December 31, 2012 (collectively, the "INLC Financial Statements"). The INLC Financial Statements shall present fairly, in all material respects, the financial condition of INLC.

3.9 Tax Returns. INLC, within the times and in the manner prescribed by law, has filed all federal, state and local tax returns required by law, and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, are accurately reflected in its INLC Financial Statements and are adequate, and there are not any federal, state, county or local taxes past due, whether or not disputed, which have not been disclosed to IWC in writing prior to Closing.

3.10 Litigation and Complaints.

a) INLC is not engaged in any litigation or arbitration proceedings, and there are no such proceedings or suits pending or, to the knowledge of INLC, threatened against or by INLC. No other disclosures were made to the contrary.

b) INLC is not subject to any investigation, inquiry or enforcement proceedings or processes by any governmental entity, and to the best of INLC's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

3.11 Absence of Changes. Since the date of the Financial Statements, there has not been any change in financial condition or operations of INLC except changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, or changes which have been disclosed prior to Closing to IWC.

3.12 Indemnification. INLC agrees to indemnify, defend and hold Gorski and IWC harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against IWC which arise out of, or result from (i) any breach by INLC in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by INLC under this Agreement, (ii) a failure of any representation or warranty in this Article III or (iii) any untrue statement made by INLC in this Agreement.

3.13 Restricted Securities. INLC acknowledges that all of the IWC Shares to be exchanged herein by Gorski that are included in the Share Exchange shall be restricted pursuant to Rule 144 and exempt from the registration requirements of the Securities Act of 1933,

as amended.

3.14. Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of INLC has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD/FINRA judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD/FINRA proceeding.

3.15 Full Disclosure. None of the representations and warranties made by INLC herein, certificate or memorandum furnished or to be furnished by INLC, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

ARTICLE IV

Representations and Warranties of Gorski

4.1 Share Ownership. Gorski owns shares in IWC as listed in Schedule A, that represent approximately 77.10% of the total issued and outstanding shares of IWC as of the Effective Date. Such IWC Shares are not held beneficially, and such shares are not subject to any claims, liabilities, liens, charges, encumbrances or equities of any kind. The Shareholders hold authority to exchange its IWC Shares pursuant to this Agreement and to deliver the IWC Shares to INLC at Closing, and will therein transfer to INLC valid title thereto, free and clear of all claims, liabilities, liens, pledges or charges of any kind other than those listed in the original acquisition agreement between Sasson and Gorski.

4.2 Gorski Directors and Executive Officers. The names and titles of the directors and executive officers of Gorski are as follows:

Name	Title
Roy I. Schwartz	President, Treasurer, Director
Harvey Scholl	Chief Financial Officer, Director
Esther Bittleman	Secretary, Director
Barry Ware	Asst. Secretary, Director
Eliott Sassoon	Director

4.3 Investment Intent. Gorski understands and acknowledges that the INLC Shares are being exchanged in reliance upon the exemption provided in 4(2) of the Securities Act of 1933, as amended, for non-public offerings; and make the following representations and warranties, with the intent that the same may be relied upon in determining its suitability to acquire the INLC Shares:

a) The INLC Shares are being acquired solely for the account of Gorski, for

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investment purposes only, and not with a view toward, or for sale in connection with, any distribution thereof, and with no present intention of distributing or reselling any portion of the INLC Shares.

b) Gorski agrees not to dispose of its INLC Shares or any portion thereof unless and until counsel for INLC shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933, as amended, or any applicable state securities laws, or the rules and regulations thereunder.

c) Gorski acknowledges that INLC has made all documents pertaining to all aspects of the transactions contemplated herein available to him/her and to his/her qualified representatives, if any, and has offered such person(s) an opportunity to discuss the transactions contemplated herein with an/the officer(s) of INLC.

d) Gorski is knowledgeable and experienced in making and evaluating investments of this nature and desires to accept the Share Exchange (as referenced in Section 1.3) on the terms and conditions of this Agreement.

e) Gorski is able to bear the economic risk of the investment that results from the Share Exchange (as referenced in Section 1.3).

f) Gorski understands that their investment in the INLC Shares is not liquid, and has adequate means of providing for its current needs and contingencies and has no need for liquidity in this investment.

4.4 Indemnification. Gorski recognizes that the offer of the INLC Shares in the Share Exchange (as referenced in Section 1.3) is based upon its representations and warranties set forth and contained herein, and hereby agrees to indemnify and hold harmless

INLC, its current officers, directors, employees, representatives an agents, against all liability, costs or expenses (including reasonable attorney's) arising as a result of any misrepresentation made herein by such Shareholders.

4.5 Restricted Securities. Gorski understands and agrees that the certificate evidencing the INLC Shares will have a restrictive legend placed thereon stating that the INLC Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and setting forth, or referring to, the restriction on transferability and sale of the INLC Shares.

ARTICLE V
Covenants Prior to the Date of Closing

5.1 Investigative Rights. Prior to Closing, each party shall provide to the other party, and such other party's counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party's properties, books, contracts, commitments and records, financial and otherwise, for the

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purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request. If during the investigative period one party learns that a representation of the other party was not accurate, no claim may be asserted by the party so learning that a representation of the other party was not accurate. If the transaction contemplated hereby is not completed, all documents received by one party belonging to another and/or their attorneys or other representatives, shall be returned to the respective party and all information so received shall be treated as confidential.

5.2 Conduct of Business. Prior to Closing. Each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business. Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities. Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock unless agreed to by the other parties hereto, or as defined in this Agreement.

5.3 Confidential Information. Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement. Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

5.4 Notice of Non-Compliance. Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE VI
Conditions Precedent to the Performance of Gorski and IWC

6.1 Obligations. Gorski's and IWC's obligations hereunder shall be subject to the satisfaction at or before Closing of all the conditions set forth in this Article VI. Gorski or IWC may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by it of any other condition of or any of its other rights or remedies, at law or in equity, if INLC shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Gorski or IWC in this Agreement or in any written statement that shall be delivered to INLC by Gorski or IWC under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3 Performance. Gorski and IWC shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing.

6.4 Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Gorski or IWC on or before Closing.

6.5 Corporate Action. INLC shall have obtained in the form of a written resolution, the approval of (i) Gorski and IWC's shareholders for the transaction contemplated by this Agreement, and (ii) its Board of Directors.

ARTICLE VII
Conditions Precedent to INLC's Performance

7.1 Conditions. INLC's obligations hereunder shall be subject to the satisfaction at or before the Closing of all the conditions set forth in this Article VII. INLC may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by it of any other condition of or any of its rights or remedies, at law or in equity, if IWC shall be in default of any of its representations, warranties or covenants under this Agreement.

7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by INLC in this Agreement or in any written statement that shall be delivered to Gorski and IWC by INLC under this Agreement shall be true and accurate on and as of the date of Closing as though made at that time.

7.3 Performance. INLC shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing.

7.4 Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against INLC on or before Closing.

7.5 Corporate Action. INLC shall have obtained in the form of a written resolution, the approval of (i) IWC's shareholders for the transaction contemplated by this Agreement, and (ii) its Board of Directors.

ARTICLE VIII
Closing

8.1 Closing. The closing of this Agreement shall be held at the offices of INLC or at any mutually agreeable place on or prior to July 26, 2013, unless extended by mutual agreement of the parties. At the Closing:

a) INLC shall deliver (i) copies of an instruction letter to the transfer agent for the transfer, issuance and delivery of the INLC Shares to be titled to Gorski within five (5) business days of Closing, and a copy of a resolution of its Board of Directors' authorizing such issuance, and (ii) signed minutes of its meeting of its board of directors approving this Agreement.

b) In return for the INLC Shares, the board of directors of Gorski shall authorize IWC's transfer agent, Holladay Stock Transfer, Inc., to transfer to INLC within five (5) business days of Closing, its stock certificates, to be re-titled to INLC representing the 19,421,444 IWC Shares.]

c) Gorski and IWC each shall deliver to INLC signed minutes of the meeting of each's board of directors approving this Agreement.

d) As the final item at Closing, the current directors of Gorski and IWC shall each appoint a new member to each's board of directors which member shall represent the interests of INLC; and the members of the board of directors of INLC shall appoint new members to its Board of Directors representing IWC

ARTICLE IX
Covenants Subsequent to the Date of Closing

9.1 Unwind of the Transaction. Should the Gorski (i) at any time declare in writing a breach of the representations and warranties in this Agreement (a "Breach"), or (ii) should INLC undergo a change of control of its ownership, or a change of a majority of the members of its board of directors within twelve (12) months of the making of this Agreement (each such occurrence, a "Change of Control"), or (iii) at any time within twelve (12) months of the making of this Agreement should the average closing market price of the common stock of INLC for a contiguous ten (10) trading day period decline by fifty percent (50%) or greater from the average closing market price for the contiguous ten (10) trading day period immediately prior to the date of Closing (the "Share Price Decline"), which Breach, Change of Control, or Share Price Decline, is not waived by the IWC Shareholders who are party to this Agreement, or cured by INLC to the satisfaction of the IWC Shareholder in their sole judgment and within a time limit acceptable to them, then the IWC Shareholder may notify INLC that the transactions contemplated and executed by this Agreement and all agreements connected to it, directly or indirectly involving IWC, are to be immediately cancelled without charge or penalty of any kind to IWC by INLC and the assets and liabilities properly owned and titled to each party before Closing shall be immediately returned to that respective party, including any and all assets or liabilities of each (the "Unwind"). Should such an Unwind occur, 77.10% of the capital stock of IWC shall be immediately transferred back to the IWC Shareholder who shall immediately return the INLC Shares, as well as any and all assets and liabilities and obligations of IWC that may have been incurred from the time of Closing of this Agreement. Any and all such Unwind actions taken by the IWC Shareholder on behalf of IWC shall not be challenged by INLC.

9.2 INLC will not issue any additional preferred stock without the written consent of IWC's Board of Directors, which consent shall not be unreasonably withheld.

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ARTICLE X General Provisions

10.1 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision herein.

10.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

10.3 Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions. No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

10.4 No Modification. This Agreement may not be amended or modified except by a written agreement signed by the parties.

10.5 Entire Agreement. This Agreement constitutes the final understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between and among the parties, whether written or oral.

10.6 Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Nevada applicable to contracts made and to be performed entirely therein, without giving effect to the rules or principles of conflicts of law. The parties hereto consent to the jurisdiction of the courts of the State of Nevada and of any state and federal court located therein.

10.7 Attorney's Fees. In the event of any court proceeding to enforce the terms hereof or of any dispute hereunder, the prevailing party in such proceeding and/or dispute shall be entitled to recover its expenses associated therewith including, without limitation, reasonable attorney's and paralegals' fees and costs through and including all trial and appellate levels and post-judgment proceedings.

10.8 Severability. The provisions of this Agreement are severable and the unenforceability of any provision shall not affect the enforceability of any other provision hereof. In addition, in the event that any provision of this Agreement (or any portion thereof) is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained herein, the parties acknowledge that it is their intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. The parties agree that this Agreement, agreements ancillary to this Agreement, and related documents to

be entered into in connection with this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission, or an electronic copy of this Agreement is delivered bearing electronic signatures of the parties thereto. Such facsimile or electronic signature shall be treated in all respects as having the same effect as an original signature.

10.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to each one's respective address as first listed above.

10.11 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

10.12 Finders/Brokers. There are no finders or brokers in connection with the transaction contemplated herein.

10.13 Announcements. The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

10.14 Expenses. Each party will bear their own expenses, including, but not limited to, legal, accounting, paralegal, administrative and State filing fees incurred in connection with this Agreement.

10.15 Survival of Terms and Conditions. All provisions, terms and conditions of this Agreement which by their text specify that they survive, or which need to do so to give full force and effect to their intent and effect, will survive the Closing or any termination of this Agreement, or until such provision, term or condition is fulfilled by the parties so obligated to do so to the satisfaction of the other parties hereto (the "Survival"). Such provisions, terms and conditions includes, but are not limited to, the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument, certificate, opinion or other writing connected directly or indirectly to this Agreement.

10.16 Termination, Amendment and Waiver.

a) Termination. This Agreement may be terminated at any time, whether before or after approval of matters presented in connection with it, or after Closing:

(1) By mutual written consent of INLC, Gorski or IWC if:

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(2) In writing to the other parties hereto by INLC, Gorski or IWC,

(i) Any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii) The transaction shall not have been consummated on or before August 1, 2013 unless such failure is the result of a material breach of this Agreement by a party hereto seeking to terminate this Agreement.

(iii) Any material breach has occurred of any article, section or provision of this Agreement.

(3) By INLC, if Gorski or IWC (a) breaches any of its representations or warranties hereof, (b) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, or

(4) By Gorski or IWC, if INLC (a) breaches any of its representations or warranties hereof, (b) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, or (c) experiences any event in IWC's sole judgment that constitutes a Material Adverse Effect as defined in Section 3.2.

b) Effect of Termination. In the event of termination of this Agreement prior to Closing by Gorski or IWC, INLC or the Shareholders, as provided herein, this Agreement shall forthwith immediately become void and have no effect, without any liability or obligation on the part of any party hereto, and such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or any of its covenants or agreements set forth in, or connected to, this Agreement.

c) Extension; Waiver. As pertains to this Agreement, at any time the parties may, to the extent legally allowable: (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of each party hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

d) Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of (i) INLC, an action by its respective Board of Directors or the duly authorized designee of such Board of Directors, and (ii) Gorski or

IWC, an action by its respective Board of Directors or that of the Shareholders or the duly authorized designee of such Boards of Directors.

10.17 Authority to Bind. A responsible officer of each party has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of that party to execute it.

10.18 Further Assurances. The parties hereto shall cooperate with one another at reasonable times and on reasonable conditions and shall promptly execute and deliver such instruments and documents as may be reasonably necessary in order to fully carry out the intent and purposes of this Agreement, the relationship contemplated hereunder, and any and all provisions contained herein.

10.19 No Interpretation Against Drafter. There shall be no rule of interpretation against the drafter in drafting this Agreement. All parties acknowledge they have had ample time to review this Agreement, make or negotiate any changes they deem necessary, and have had the opportunity to review this Agreement with their respective attorneys.

10.20 Time of Essence. Time is of the essence in this Agreement and of each and every provision hereof. Any party hereto may claim a material breach of this Agreement in the event that a delay of any form occurs in the execution of any article, section or provision wherein a time period for performance is specified and not fulfilled, and wherein any such delay has not been pre-approved in writing by all other parties to the Agreement. In the event of a claimed material breach by any party, the party deemed responsible for the material breach shall have five (5) business days to cure said breach to the full satisfaction of all other parties hereto, or this Agreement shall terminate per Section 9.16.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

INELCO CORPORATION
("INLC")
a Nevada corporation

By: ______________________________
Yosef Baruch, President Director

The Shareholders of IWC ("Shareholders")

Gorski Relapse Prevention Environments, Inc.
a Florida corporation

By: ______________________
Name: Roy Schwartz
Title: PRES 7/17/13

By: ______________________
Esther Bittleman
Secretary / Dir

INTERNATIONAL WOOD CORPORATION
("IWC")
a Colorado Corporation

By: ______________________
Name: Roy Schwartz
Title: PRES 7/17/13

By: ______________________
Esther Bittleman
Sec / Dir

SCHEDULE A

The following table lists all the IWC Shareholders (the "Shareholders") who collectively represent 77.10% of the issued and outstanding capital stock of IWC, and the number of shares of INLC that each such shareholder shall receive from the Share Exchange (cf., Section 1.2).

IWC Shareholder Name and Address	IWC Shares of Common Stock Owned	INLC Shares of Common Stock To Be Issued in Share Exchange
Gorski Relapse Prevention Environments, Inc. 1720 Harrison Street, Penthouse A Hollywood, Florida 33029	19,421,444	160,000,000

UNANIMOUS WRITTEN CONSENT OF BOARD OF DIRECTORS OF INELCO CORPORATION

Pursuant to the authority granted to directors to take action by unanimous written consent of the Nevada General Corporation Law, the Board of Directors (the "Directors") of Inelco Corporation, a Nevada corporation (the "Corporation"), do hereby consent to, adopt, ratify, confirm and approve, as of the date indicated below, the following recitals and resolutions, as evidenced by their signature hereunder:

ISSUANCE OF SHARES AND APPROVAL OF AGREEMENT

WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to enter into that certain "Agreement for the Exchange of Securities" (the "Agreement"), dated July 18, 2013, by and among the Corporation, International Wood Corporation, a Colorado corporation, ("IWC"), and the majority shareholder of IWC, Gorski Relapse Prevention Environments, Inc., a Florida corporation (the "IWC Shareholder") wherein the Corporation will issue one hundred and sixty million (160,000,000) shares of the Corporation's Common stock (the "Issuance"), at its par value of $.001 per share, in return for receiving 77.10% of the capital stock of IWC, consisting of nineteen million, four hundred and twenty-one thousand, four hundred and forty-four (19,421,444) shares of IWC common stock obtained from the IWC Shareholder (the "Share Exchange") wherein as a result of the consummation of the Agreement, IWC shall become a majority-owned subsidiary of the Corporation; and

WHEREAS, the shareholders of the Corporation have been advised by the Board of Directors concerning the Agreement and the Issuance, and have approved the Corporation's entering into the Agreement and the Issuance; and

NOW, THEREFORE, IT IS RESOLVED, that the Corporation hereby authorizes and approves that the Corporation enters into the Agreement and that it issue the one hundred and sixty million (160,000,000) shares of the Corporation's Common stock to the IWC Shareholder, Gorski Relapse Prevention Environments, Inc., per the terms and conditions of the Agreement.

GENERAL RESOLUTION

BE IT FURTHER RESOLVED, that the Officers of the Corporation are hereby authorized and instructed to take whatever steps necessary to effectuate the above described resolutions.

IN WITNESS WHEREOF, the undersigned, as sole officer and director, has set forth his hand as of this 17th day of July, 2013.

____

Yosef Baruch, President and Sole Director

WRITTEN CONSENT OF SHAREHOLDERS OF INELCO CORPORATION IN LIEU OF MEETING OF THE SHAREHOLDERS

The undersigned shareholders, representing a majority of the votes that may be casted in any election of the shareholders of Inelco Corporation, a Nevada corporation (the "Company" or the "Corporation") listed below, and entitled to vote thereon (the "Shareholder"), acting pursuant to NRS 78.320, hereby consent to take the following actions and adopt the following resolutions effective as of the date indicated below:

APPROVAL OF AGREEMENT FOR EXCHANGE OF SHARES

WHEREAS, the Shareholders have been advised by the Board of Directors (the Board") of the Corporation that it believes that it is in the best interest of the Corporation and the several shareholders thereof, for the Corporation to enter into that certain "Agreement for the Exchange of Securities" (the "Agreement") with International Wood Corporation, a Colorado corporation; and

WHEREAS, the Shareholders believe it is in the best interest of the Corporation to authorize and approve the Corporation entering into the Agreement.

NOW, THEREFORE, BE IT RESOLVED, THAT the Agreement is hereby authorized and approved.

GENERAL RESOLUTION

FINALLY, BE IT RESOLVED FURTHER, THAT the Board of Directors and Officers of the Corporation are hereby authorized and instructed to take whatever steps necessary to effectuate the above described resolution.

IN WITNESS THEREOF, the undersigned have set forth their hand on this 17th day of July, 2013.

SHAREHOLDERS:

Gold Dream Investments, Limited
a United Kingdom company

By: ______________________________
Yosef Baruch, President
Number of Shares of Preferred Stock Held of Record (which represents voting power of 75,000,000 shares of common stock

EMC2 Financial Limited
a New Zealand company

By:____________________________________
Number of Shares of Preferred Stock Held of Record (which represents voting power of 37,500,000 shares of common stock

Einstein IQ Limited
a Belize company

By:____________________________________
Number of Shares of Preferred Stock Held of Record (which represents voting power of 37,500,000 shares of common stock